Exhibit 99.1
SandRidge Energy, Inc. Announces Closing on the Sale of Office Building For $35.4 Million

OKLAHOMA CITY, September 1, 2020 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced the closing on the sale of the Company’s 30-story office tower and annex with parking and ancillary uses located at 123 Robert S. Kerr, Oklahoma City, Oklahoma 73102 (the “Sale”), for net proceeds of approximately $35.4 million.

As of June 30, 2020, the Company had approximately $14.9 million in cash and $59.0 million in outstanding debt under the Company’s revolving credit facility. The $35.4 million in net proceeds received as part of the closing of the Sale significantly reduces the Company’s net debt position. The Company believes that the closing of the Sale and resulting receipt of $35.4 million in net proceeds should alleviate any substantial doubt about its ability to continue as a going concern.

About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas and the North Park Basin in Colorado. Further information can be found at www.sandridgeenergy.com.

For further information, please contact:

Investor Relations
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515

Exhibit 99.1
Cautionary Statement Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.” These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such Form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, except where we are expressly required to do so by law.